Laurence Sookochoff, P. Eng

CONSENT OF GEOLOGICAL CONSULTANT

I hereby consent to the inclusion and reference of my report dated September 23/2009, titled "Geological Evaluation Report on the Monty Lode Mining Claim, in an Amendment to the Registration Statement on Form S-1 to be filed by Mascot Ventures Inc  with the United States Securities and Exchange Commission.

Laurence Sookochoff

Dated the 12th day of May, 2010